EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-13511) of Universal Stainless & Alloy Products, Inc. of our report dated September 27, 2004 relating to the financial statements of the Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ Schneider Downs & Co., Inc.

Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania

September 27, 2004